EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

LFTD PARTNERS INC.

LIFTED LIQUIDS, INC. d/b/a LIFTED MADE

and

OCULUS CHS MANAGEMENT CORP.

and

CHASE SANCHEZ

HAGAN SANCHEZ

Dated as of April 28, 2023

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 28, 2023, by and among LFTD Partners Inc., a Nevada corporation (“LIFD”), Lifted Liquids, Inc. d/b/a “Lifted Made,” an Illinois corporation and a wholly-owned Subsidiary of LIFD (“Lifted”), Oculus CHS Management Corp., an Illinois corporation (the “Company”), and each of Chase Sanchez (“CS”) and Hagan Sanchez (“HS” and, together with CS, each a “Company Owner” and collectively the “Company Owners”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.1.

RECITALS

WHEREAS, the Company provides management services to Oculus CRS, LLC, a Colorado limited liability company, which is in the business of manufacturing and selling raw hemp flower products as well as blunts and joints (collectively, the “Business”);

WHEREAS, in connection with the provision of such management services to the Business, the Company has entered into those certain employment agreements with each of the Company Owners (the “Sanchez Employment Agreements”);

WHEREAS, the parties intend for LIFD to acquire the Company, on the terms and subject to the conditions set forth in this Agreement, simultaneously with the purchase by Lifted of certain assets of Oculus CRS, LLC pursuant to an Asset Purchase Agreement by and among Lifted, Oculus CRS, LLC, the Company Owners, and the Company (the “Asset Purchase Agreement”);

WHEREAS, in furtherance of such acquisition of the Company by LIFD, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Illinois Business Corporation Act (the “IL BCA”), the Company shall be merged with and into Lifted (the “Merger”), with Lifted as the surviving entity (the “Surviving Entity”), and each outstanding share of the Company’s common stock, $0.01 par value per share (the “Company Common Stock”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has: (a) determined that it is in the best interests of the Company and the holders of shares of Company Common Stock, and declared it advisable, to enter into this Agreement with LIFD and Lifted; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of LIFD (the “LIFD Board”) has: (a) determined that it is in the best interests of LIFD and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Lifted and LIFD, in its capacity as the sole shareholder of Lifted has: (a) determined that it is in the best interests of Lifted and its shareholder, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuances of shares of LIFD’s common stock, par value $0.001 per share (the “LIFD Common Stock”) in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “LIFD Stock Issuances”);

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the IL BCA, at the Effective Time: (a) the Company shall merge with and into Lifted; (b) the separate corporate existence of the Company shall cease; and (c) Lifted shall continue its corporate existence under the IL BCA as the surviving corporation in the Merger.

Section 1.2Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 12:01 p.m., Chicago time, on a date that is as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held electronically via .pdf delivery of the original execution documents and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.3Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Lifted shall cause articles of merger (the “IL Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Illinois in accordance with the relevant provisions of the IL BCA and shall make all other filings or recordings required under the IL BCA. The Merger shall become effective at such time as the IL Articles of Merger have been duly filed with the Secretary of State of the State of Illinois or at such later date or time as may be agreed by the Company and LIFD in writing and specified in the IL Articles of Merger in accordance with the IL BCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the IL BCA. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the Merger shall be that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Lifted shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of the Company and Lifted shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

Section 1.5Organizational Documents. At the Effective Time: (a) the articles of incorporation of Lifted shall be the articles of incorporation of the Surviving Entity; and (b) the by-laws of Lifted shall be the by-laws of the Surviving Entity.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1Effect of the Merger. At the Effective Time, as a result of the Merger and without any action on the part of LIFD or the Company or the holder of any capital stock of LIFD or shares of Company Common Stock:

(a)Conversion of Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of LIFD Common Stock equal to the product of (1) the Interest Ratio, multiplied by (2) the Stock Consideration.

(b)Cancellation of Common Stock. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a share of Company Common Stock shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2.

(c)Fractional Shares. Any fractional shares of LIFD Common Stock to be issued upon the conversion of the shares of Company Common Stock shall be rounded up to one full share.

(d)Equity of Lifted.  All equity of Lifted issued and outstanding at and as of the Effective Time will remain issued and outstanding.

Section 2.2Payment of Initial Portion of the Merger Consideration at Closing.  For purposes of payment of the Merger Consideration (and the payment in lieu of fractions shares pursuant to Section 2.1(c)), LIFD shall be entitled to rely on the information set forth in Section 3.2 of the Company Disclosure Letter with respect to all of the shares of Company Common Stock being held by the Company Owners and the wire instructions identified for payment to the Company Owners. At or promptly following the Effective Time, LIFD shall deliver to its transfer agent irrevocable instructions to issue to each Company Owner a number of whole shares of LIFD Common Stock equal to the Stock Consideration issuable to such Company Owner upon the conversion of the Company Common Stock held by such Company Owner.

Section 2.3Payment of Remaining Portion of the Merger Consideration Post-Closing.

(a)As soon as practicable following the twelve (12) month anniversary of the Closing Date, Nicholas S. Warrender, the Vice Chairman of the LIFD Board and Chief Operating Officer of LIFD (“NW”), in consultation with William C. Jacobs, the President and Chief Financial Officer of LIFD (“WJ”), and with Barry Hollingsworth, the Chief Financial Officer of Lifted, will analyze the post-Closing performance of the Business, and NW will make a good faith written estimate (the “Written Estimate”) of the additional annualized pre-tax profits of Lifted being generated by the Business following the Closing, taking into account all relevant costs, expenses and other factors including but not limited to: the purchase price of certain assets paid by Lifted to Oculus CRS, LLC pursuant to the Asset Purchase Agreement; all costs and expenses associated with the purchase, financing, transportation and installation of machines and equipment associated with the Business; all other capital expenditures associated with the Business; all other direct expenses associated with the Business; all indirect expenses associated with the Business including but not limited to an administrative overhead allocation to cover Lifted’s costs and expenses associated with front office and back office functions provided to the Business, internal and third party accounting and auditing provided to the Business, and human resources services provided to the Business; and all such other costs, expenses and other factors as NW deems appropriate and reasonable in NW’s sole discretion (collectively, the “Estimated Incremental Annual Pre-Tax Profit of Lifted Being Generated by the Business), it being expressly agreed upon and acknowledged by the Company and the Company Owners that NW’s Written Estimate shall be final, non-appealable and legally binding upon the Company, the Company Owners, LIFD and Lifted. NW shall deliver such Written Estimate to the Company Owners, LIFD and Lifted.

(b)Within five (5) days following receipt by the Company Owners, LIFD and Lifted of the Written Estimate, LIFD shall pay additional so-called “earnout” Merger Consideration to the Company Owners, in accordance their respective Interest Ratios, with a stated value equal to five (5) times the Estimated Incremental Annual Pre-Tax Profit of Lifted Being Generated by the Business (the “Earnout Consideration”), provided that (1) the Earnout Consideration in no event will have a stated value of less than One Million Dollars ($1,000,000) and in no event will have a stated value of more than Six Million Dollars ($6,000,000); (2) Twenty Percent (20%) of the Earnout Consideration will be in the form of cash, and Eighty Percent (80%) of the Earnout Consideration will be in the form of newly issued shares of unregistered LIFD Common Stock with a stated value of Five Dollars ($5.00) per share regardless of what a share of LIFD Common Stock is then trading for and regardless of what the Company Owners, LIFD or Lifted believe is then the fair market value of one share of newly issued, unregistered LIFD Common Stock.

(c)As examples, for illustrative purposes only:

(1)If, according to NW’s Written Estimate, the Estimated Incremental Annual Pre-Tax Profit of Lifted Being Generated by the Business is $500,000, then the Earnout Consideration would be calculated as $500,000 X  5 = $2,500,000, of which ($2,500,000 X .2) = $500,000 would be in the form of cash, and the remaining $2,000,000 would be paid in the form of ($2,000,000/$5) = 400,000 newly issued shares of unregistered LIFD Common Stock;

(2)If, according to NW’s Written Estimate, the Estimated Incremental Annual Pre-Tax Profit of Lifted Being Generated by the Business is $25,000, then the Earnout Consideration would be the minimum of $1,000,000, of which ($1,000,000 X .2) = $200,000 would be in the form of cash, and the remaining $800,000 would be paid in the form of ($800,000/$5) = 160,000 newly issued shares of unregistered LIFD Common Stock; and

(3)If, according to NW’s Written Estimate, the Estimated Incremental Annual Pre-Tax Profit of Lifted Being Generated by the Business is $2,000,000, then the Earnout Consideration would be the maximum of $6,000,000, of which ($6,000,000 X .2) = $1,200,000 would be in the form of cash, and the remaining $4,800,000 would be paid in the form of ($4,800,000/$5) = 960,000 newly issued shares of unregistered LIFD Common Stock.

Section 2.4Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the date of payment of the Earnout Consideration, any change in the outstanding shares of LIFD Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, then the LIFD Common Stock portion of the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 2.5Withholding Rights. LIFD shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws.

Section 2.6Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY OWNERS

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company Owners (jointly and severally) hereby represent and warrant to LIFD as follows:

Section 3.1Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Illinois and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary.

(b)Charter Documents. The Company Owners have delivered or made available to LIFD a true and correct copy of the Charter Documents of the Company. The Company is not in material violation of any of the provisions of its Charter Documents.

Section 3.2Capital Structure; Capital Stock. Section 3.2 of the Company Disclosure Letter accurately sets forth the outstanding shares of Company Common Stock as of the date hereof. The shares of Company Common Stock have been duly authorized and validly issued, and all of the shares of Company Common Stock are owned by the Company Owners, free and clear of all Liens. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any equity securities of, or any other interest in, the Company, its business or its assets. The Company does not have any outstanding capital stock other than the shares of Company Common Stock set forth in Section 3.2 of the Company Disclosure Letter. Except as provided in this Agreement, the Company does not have any legal obligation to effect any merger, consolidation or reorganization of the Company, nor to enter into any agreement with respect thereto, nor to redeem or repurchase any shares of capital stock, nor to issue any dividends or to make any divestitures.

Section 3.3Authority; Non-Contravention; Governmental Consents.

(a)Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Company Owners have voted, in their respective capacities as shareholders of the Company, to approve the Merger in accordance with the requirements of the IL BCA. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by LIFD and Lifted, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not: (1) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (2) assuming that all Consents contemplated by Section 3.3(c) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its properties or assets; (3) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (4) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company.

(c)Governmental Consents. To the Knowledge of the Company, no consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (1) the filing of the IL Articles of Merger with the Secretary of State of the State of Illinois; and (2) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC.

Section 3.4Taxes.

(a)Tax Returns and Payment of Taxes. The Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are true, complete, and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)Availability of Tax Returns. The Company Owners have made available to LIFD complete and accurate copies of all material federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company for any Tax period ending since the formation of the Company.

(c)Withholding. The Company has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee and complied with all information reporting and backup withholding provisions of applicable Law.

(d)Liens. There are no Liens for Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings as set forth in Section 3.4(d) of the Company Disclosure Letter.

(e)Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or, to the Knowledge of the Company, pending with respect to any Taxes of the Company.

(f)Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in that jurisdiction.

(g)Intended Tax Treatment.  The Company has not taken nor has it agreed to take any action, and to the Knowledge of the Company, there exist no facts or circumstances that are likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.5Litigation; Other Activities. Other than as set forth in Section 3.5 of the Company Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its properties or assets or, to the Knowledge of the Company, any officer or director of any member of the Company other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $1; and (b) does not seek material injunctive or other material non-monetary relief. Neither the Company nor any of its properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.

Section 3.6Brokers’ and Finders’ Fees. The Company has not incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.7Employee Matters.

(a)Schedule. Except for the Sanchez Employment Agreements, there are no other employment agreements, bonus agreements, pension plans, employee benefits plans or programs, collective bargaining agreements, or other arrangements providing for employee compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, which are sponsored, maintained, contributed to, or required to be contributed to, by the Company, for the benefit of any current or former employee, independent contractor, consultant, officer or director of the Company (each, a “Company Employee”), or with respect to which the Company has or may have any Liability, including any employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA (collectively, “Company Employee Plans”). The Company has no employees, consultants or contractors of any kind or nature whatsoever other than the Company Owners.

(b)Documents. The Company Owners have made available to LIFD correct and complete copies of the Sanchez Employment Agreements.  There are no other Company Employee Plans.

(c)Plan Liabilities. The Company has no liability under ERISA or any similar state law for any Company Employee Plan.

(d)No Post-Employment Obligations. The Company does not provide post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and the Company has no Liability to provide post-termination or retiree health benefits to any person nor has it ever represented, promised, or contracted to any employee of the Company (either individually or as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(e)Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement shall (either alone or in combination with any other event), except as expressly set forth in this Agreement or in the Asset Purchase Agreement: (1) entitle any current or former owner, shareholder, director, officer, manager, employee, contractor, consultant or Affiliate of the Company or of any of the Company Owners to severance pay or any other payment of any kind or nature whatsoever; or (2) accelerate the timing of payment, funding, or vesting, or increase the amount, of compensation due to any such person or entity. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any current or former owner, shareholder, director, officer, manager, employee, contractor, consultant or Affiliate of the Company or of any of the Company

Owners would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

Section 3.8Real Property and Personal Property Matters.  The Company does not own or lease any Real Estate, nor is the Company party to any agreement or option to purchase any real property or interest in real property.

Section 3.9Material Contracts; Indebtedness.  The Company has not entered into any Contracts except for the Sanchez Employment Agreements.  The Company has no Indebtedness.  The Sanchez Employment Agreements are legal, valid, and binding on the Company, enforceable against it in accordance with their respective terms, and are in full force and effect in all material respects, and neither the Company nor any Company Owner is in material breach or default under the Sanchez Employment Agreements.

Section 3.10Information Supplied. None of the information regarding the Company, the Company Owners, Oculus CRS, LLC, or the Asset Purchase Agreement that has been supplied or that is to be supplied by the Company Owners, orally or in writing, contains or shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.11Outside Cannabis Industry Business. Except as disclosed in Schedule 3.11, as of the date hereof and as of the Closing, no Company Owner has any interest in any brand, product, Person or business engaged in the growing, extraction, testing, manufacturing, sale, distribution or transport of marijuana products, hemp products, hemp-derived products, other cannabis industry products, or psychoactive or psychedelic products, other than through the Company or through Oculus CRS, LLC (with any interests such businesses being referred to herein as an “Outside Cannabis Industry Business Interests”). For the avoidance of doubt, Outside Cannabis Industry Business Interests shall not include a Company Owner owning, solely as an investment, securities of any Person traded over the counter or on any national securities exchange if the Company Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIFD AND LIFTED

Except: (a) as disclosed in the LIFD SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the LIFD Disclosure Letter that relates to such Section or in another Section of the LIFD Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; LIFD hereby represents and warrants to each Company Owner as follows:

Section 4.1Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. Each of LIFD and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of LIFD and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary.

(b)Charter Documents. Neither LIFD nor Lifted is in violation of any of the provisions of its Charter Documents.

(c)Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of LIFD, including Lifted, have been validly issued and are owned by LIFD, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (1) imposed by applicable securities Laws; or (2) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of LIFD. Except as disclosed in the LIFD SEC Documents, LIFD does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2Capital Structure.

(a)Capital Stock. The LIFD SEC Documents accurately describe the capital structure of LIFD as of the respective dates of those filings including LIFD Common Stock, LIFD Preferred Stock, and certain outstanding options and warrants (collectively “LIFD Securities”). Except as described in the LIFD SEC Documents, there are no outstanding stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of LIFD, in each case that have been issued by LIFD or its Subsidiaries. All outstanding LIFD Securities, and LIFD’s ownership interests in any Subsidiary of LIFD, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws. As of the date hereof, there are no outstanding Contracts requiring LIFD or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any LIFD Securities or LIFD Subsidiary Securities. Neither LIFD nor any of its Subsidiaries is

a party to any voting agreement with respect to any LIFD Securities or LIFD Subsidiary Securities.

(b)Voting Debt. Except as described in the LIFD SEC Documents as of the date hereof, no bonds, debentures, notes, or other indebtedness issued by LIFD or any of its Subsidiaries (1) having the right to vote on any matters on which stockholders of LIFD or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (2) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of LIFD or any of its Subsidiaries, are issued or outstanding (collectively, “LIFD Voting Debt”).

Section 4.3Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)Authority. Each of LIFD and Lifted has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No other corporate proceedings on the part of LIFD or Lifted are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the LIFD Stock Issuances, and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by LIFD and Lifted and, assuming due execution and delivery by the Company and the Company Owners, constitutes the legal, valid, and binding obligation of LIFD and Lifted, enforceable against LIFD and Lifted in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by LIFD and Lifted and the consummation by LIFD and Lifted of the transactions contemplated by this Agreement, do not and shall not: (1) contravene or conflict with, or result in any violation or breach of, LIFD’s Charter Documents or Lifted’s Charter Documents; (2) assuming that all of the Consents contemplated by Section 4.3(c) have been obtained or made, conflict with or violate any Law applicable to either of LIFD or Lifted or any of their properties or assets; (3) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in LIFD’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which LIFD or any of its Subsidiaries is a party or otherwise bound; or (4) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of LIFD or any of its Subsidiaries.

(c)Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by LIFD or Lifted in connection with the execution, delivery, and performance by LIFD or Lifted of this Agreement or the consummation by LIFD or Lifted of the Merger, the LIFD Stock Issuances, and the other transactions contemplated hereby, except for: (1) the filing of the IL Articles of Merger with the Secretary of State of the State of Illinois; (2) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC; and (3) the filings with the U.S. Securities and Exchange Commission (“SEC”) of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the LIFD Stock Issuances, and the other transactions contemplated by this Agreement.

(d)Board Approval.

(1)The LIFD Board by resolutions duly adopted by a majority vote at a meeting of the directors of LIFD duly called and held and, not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the LIFD Stock Issuances, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, LIFD and the LIFD’s stockholders, and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the LIFD Stock Issuances, upon the terms and subject to the conditions set forth herein.

(2)By resolutions duly adopted by LIFD in its capacity as the sole shareholder of Lifted and not subsequently rescinded or modified in any way, LIFD has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Lifted and LIFD, as the sole shareholder of Lifted, and (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that LIFD as the sole shareholder of Lifted, approve the adoption of this Agreement in accordance with the IL BCA.

Section 4.4SEC Filings; Financial Statements.

(a)SEC Filings. LIFD has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2021 (the “LIFD SEC Documents”). True, correct, and complete copies of all the LIFD SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the LIFD SEC Documents conform in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such LIFD SEC Documents. None of the LIFD SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that LIFD makes no representation as to the accuracy and completeness of its risk factors and other disclosures regarding the growing, extraction, testing, manufacturing, sale, distribution or transport of marijuana products, hemp products, hemp-derived products, other cannabis industry products, or psychoactive or psychedelic products.  To the Knowledge of LIFD, none of the LIFD SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. None of LIFD’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the LIFD SEC Documents: (1) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (3) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of LIFD and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

Section 4.5Absence of Certain Changes or Events. Since January 1, 2021, except as disclosed in the LIFD SEC Documents, and except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the Knowledge of LIFD there has not been or occurred any LIFD Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an LIFD Material Adverse Effect.

Section 4.6Compliance; Permits.

(a)LIFD and each of its Subsidiaries are and, since January 1, 2021, have been in material compliance with, all Laws or Orders applicable to LIFD or any of its Subsidiaries or by which LIFD or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2021, no Governmental Entity has issued any notice or notification stating that LIFD or any of its Subsidiaries is not in material compliance with any Law.

(b)Permits. LIFD and its Subsidiaries hold all licenses and permits necessary to operate their respective businesses as such businesses are being operated as of the date hereof.  LIFD and its Subsidiaries are in material compliance with all such licenses and permits, and no suspension, cancellation, non-renewal, or adverse modifications of any license or permit of LIFD or any of its Subsidiaries is pending or, to the Knowledge of LIFD, threatened.

Section 4.7Litigation. Except as set forth in the LIFD SEC Documents, there is no Legal Action pending, or to the Knowledge of LIFD, threatened against LIFD or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of LIFD, any officer or director of LIFD or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, an LIFD Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of LIFD or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, an LIFD Material Adverse Effect. To the Knowledge of LIFD, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding any accounting practices of LIFD or any of its Subsidiaries or any malfeasance by any officer or director of LIFD.

Section 4.8Brokers. Neither LIFD nor any of its Affiliates has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.9Tax Matters.

(a)Each of LIFD and its Subsidiaries has filed all federal income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing by LIFD or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  No written claim has been made within the past three years by an authority in a jurisdiction where LIFD or any of its Subsidiaries does not file Tax Returns that LIFD or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of LIFD or any of its Subsidiaries. Each of LIFD and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)There is no material dispute or claim concerning any Tax liability of LIFD or any of its Subsidiaries either (1) claimed or raised by any authority in writing or (2) as to which LIFD or its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

(c)None of LIFD’s or its Subsidiaries Tax Returns have been audited or are currently the subject of audit. Neither LIFD nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)Neither LIFD nor any of its Subsidiaries is or has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

Section 4.10Ownership of Company Common Stock. Neither LIFD nor any of its Affiliates owns any shares of Company Common Stock.

Section 4.11Intended Tax Treatment. Neither LIFD nor any of its Subsidiaries has taken or agreed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS

Section 5.1Conduct of Business. During the period from the date of this Agreement until the Effective Time or termination of this Agreement, the Company Owners shall cause the Company and Oculus CRS, LLC, except as expressly contemplated by this Agreement or the Asset Purchase Agreement: (a) to conduct the Business in the ordinary course of business consistent with past practice; (b) not to take any extraordinary actions, including without limitation amending any Charter Document, issuing any additional equity, or amending the Sanchez Employment Agreements; (c) to preserve substantially intact the Business organization, to keep available the services of their current officers and employees; and (d) to preserve their present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with them.

Section 5.2Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company Owners shall afford to LIFD and LIFD’s representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the Business, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and Oculus CRS, LLC, excepting only as might contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such contravention), provided that such access shall not affect the representations, warranties, covenants, or agreements of the Company and the Company Owners contained herein, nor limit or otherwise affect the remedies available to LIFD and Lifted pursuant to this Agreement.

Section 5.3Other Actions. LIFD shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of LIFD Common Stock in the Merger, and the Company Owners shall furnish to LIFD all information concerning the

Company, the Company Owners, Oculus CRS, LLC and the Business as may be reasonably requested in connection with any such actions.

Section 5.4Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

(a)The Company Owners shall notify LIFD, and LIFD shall notify the Company Owners, promptly of: (1) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (2) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (3) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied.

(b)The Company Owners shall promptly advise LIFD in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, after the date hereof against the Company or any of the Company Owners relating to this Agreement or the transactions contemplated hereby (including the Merger or the Asset Purchase Agreement) and shall keep LIFD reasonably informed regarding any such Legal Action. The Company Owners shall give LIFD the opportunity to consult with the Company Owners regarding the defense or settlement of any such litigation and shall consider LIFD’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of LIFD (which consent shall not be unreasonably withheld, delayed, or conditioned).  LIFD shall promptly advise the Company Owners in writing after becoming aware of any Legal Action commenced, or to LIFD’s Knowledge threatened, after the date hereof against LIFD or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger or the Asset Purchase Agreement) and shall keep the Company Owners reasonably informed regarding any such Legal Action. LIFD shall give the Company Owners the opportunity to consult with LIFD regarding the defense or settlement of any such litigation and shall consider the views of the Company Owners with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company Owners (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)In no event shall the delivery of any notice by a party pursuant to this Section 5.4 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.5Commercially Reasonable Efforts.

(a)Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.5), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most commercially reasonable manner practicable, the transactions contemplated by this Agreement.

(b)In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company Owners and LIFD shall cooperate in all reasonable respects with the other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c)Notwithstanding anything to the contrary set forth in this Agreement, none of LIFD or any of its Subsidiaries shall be required to, and the Company Owners may not, without the prior written consent of LIFD, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (1) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, LIFD, or any of their respective Subsidiaries; (2) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, LIFD, or any of their respective Subsidiaries in any manner; or (3) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, LIFD, or any of their respective Subsidiaries.

Section 5.6Public Announcements. Each of the Company Owners agrees that LIFD and Lifted shall be permitted to issue press releases and to make SEC filings announcing the documents and the transactions contemplated hereby including the Asset Purchase Agreement and the Merger.

Section 5.7Certain Tax Matters.

(a)None of the Company Owners, the Company, LIFD nor Lifted shall take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)Notwithstanding Section 5.7(a), the Company Owners and the Company agree and acknowledge that: (1) neither LIFD or Lifted, nor their directors, officers, employees, attorneys or accountants have made any oral or written guarantees, representations, warranties or covenants of any nature whatsoever to the Company Owners or the Company regarding any tax aspects of the Merger, including but not limited to whether or not the Merger would qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (2) in entering into the Merger and other documents and transactions contemplated herein, the Company Owners and the Company have relied solely upon the advice of their own tax, legal and accounting professional advisors who have been selected by the Company Owners and the Company independently of LIFD and Lifted.

(c)Without limiting the generality of Section 5.7(b), the parties shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

Section 5.8Proxies. Each of the Company Owners hereby grants to Gerard M. Jacobs, the CEO of LIFD (“GJ”), NW and WJ, acting jointly and unanimously in writing, an irrevocable proxy coupled with an interest to vote, on any and all matters whatsoever, all shares of LIFD Common Stock now or in the future owned by such Company Owner including but not limited all LIFD Common Stock that is part of the Merger Consideration, provided, that such proxies shall be effective from the Closing Date until the fifteenth (15th) anniversary of the Closing Date.

Section 5.9Estoppel Letters.  Prior to the Closing Date, each Company Owner and each employee of Oculus CRS, LLC shall sign and deliver to LIFD an estoppel letter in form and substance satisfactory to LIFD in its discretion, evidencing that following the Merger, such Company Owner or such employee of Oculus CRS, LLC will have no right, title or interest in the stock or assets of the Company or of Oculus CRS, LLC (other than such Company Owner’s right to receive a portion of the Merger Consideration), and that such Company Owner or such employee of Oculus CRS, LLC is not owed anything whatsoever by the Company, by any Company Owner, or by Oculus CRS, LLC, other than wages owed by Oculus CRS, LLC for the period from Oculus CRS, LLC’s last payroll date through the Closing Date (collectively the “Estoppel Letters”).

Section 5.10Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS

Section 6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the LIFD Stock Issuances, or the other transactions contemplated by this Agreement.

(b)Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity required to consummate the Merger, the LIFD Stock Issuances, and the other transactions contemplated by this Agreement (other than the filing of the IL Articles of Merger) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or LIFD Material Adverse Effect. All SEC filings required under the Securities Act or the Exchange Act and all approvals from the SEC or FINRA necessary to consummate the Merger shall have been made or obtained.

Section 6.2Conditions to Obligations of LIFD. The obligations of LIFD to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by LIFD on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. (1) The representations and warranties of the Company and the Company Owners set forth in Article III of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)Performance of Covenants. The Company and the Company Owners shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it or them at or prior to the Closing Date.

(c)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)Owners Certificate. LIFD shall have received a certificate, signed by the Company Owners, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c).

Section 6.3Conditions to Obligation of the Company and the Company Owners. The obligation of the Company and the Company Owners to effect the Merger is also subject to the satisfaction or waiver by the Company Owners on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. The representations and warranties of LIFD and Lifted shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)Performance of Covenants. LIFD and Lifted shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by each of them at or prior to the Closing Date.

(c)LIFD Material Adverse Effect. Since the date of this Agreement, there shall not have been any LIFD Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an LIFD Material Adverse Effect.

(d)Officers Certificate. The Company Owners shall have received a certificate, signed by an officer of LIFD, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c).

ARTICLE VII

INDEMNIFICATION

Section 7.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than Fundamental Representations and Warranties) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date.  Fundamental Representations and Warranties shall survive the Closing and shall remain in full force and effect indefinitely, other than the representations and warranties set forth in Section 3.4 which shall remain in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or if no such term of survival is contemplated, shall survive indefinitely until performed.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.2Indemnification by Company Owners. Subject to the other conditions set forth in this Article VII, the Company Owners shall jointly and severally indemnify LIFD and Lifted against, and shall hold LIFD and Lifted harmless from and against, any and all Expenses incurred or sustained by, or imposed upon, LIFD or Lifted based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Company or any Company Owner contained in this Agreement; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or by any Company Owner pursuant to this Agreement.

Section 7.3Indemnification by LIFD. Subject to the other conditions set forth in this Article VII, LIFD shall indemnify the Company Owners, and shall hold the Company Owners harmless from and against, any and all Expenses incurred or sustained by, or imposed upon, the Company Owners based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of LIFD or Lifted contained in this Agreement; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by LIFD or Lifted pursuant to this Agreement.

Section 7.4Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. For the avoidance of doubt, the Company Owners shall be treated as a single Indemnified Party or Indemnifying Party, as applicable. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)The aggregate amount of all Expenses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be (other than for breaches of Fundamental Representations and Warranties), shall not exceed an amount (the “Indemnification Cap”) equal to the sum of: (1) the value of the Merger Consideration, plus (2) Fifty Thousand Dollars ($50,000).

(b)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Expense shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Expenses prior to seeking indemnification under this Agreement.

(c)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Expense shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Expense by the Indemnified Party.

(d)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Expense upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Expense.

(f)Notwithstanding anything else contained herein, neither LIFD or the LIFD Owners, on the one hand, nor the Company or the Company Owners, on the other hand, shall be deemed to be in default of, or have any liability under this Agreement (or the transactions contemplated hereby), as a result of the growing, extraction, testing, manufacturing, sale, distribution or transport of marijuana products, hemp products, hemp-derived products, other cannabis industry products, or psychoactive or psychedelic products, by LIFD or any of its Subsidiaries or by the Company or any of its Affiliates or in regard to any representations or warranties of any nature relating directly or indirectly to the legality or illegality of growing, extraction, testing, manufacturing, sale, distribution or transport of marijuana products, hemp products, hemp-derived products, other cannabis industry products, or psychoactive or psychedelic products.

(g)The foregoing indemnification provisions in this Section 7 are the sole and exclusive remedy LIFD (and its Affiliates) may have with respect to the representations, warranties and covenants of the Company Owners set forth in this Agreement and the transactions contemplated by this Agreement.

Section 7.5Indemnification Procedures.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Expense that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Party, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify promptly the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Expenses based upon, arising from or relating to such Third-Party Claim. LIFD and the Company Owner shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Direct Claims. Any claim by an Indemnified Party on account of an Expense which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Expense that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Manner of Payment. Any amounts owing from a Company Owner pursuant to this Article VII shall be paid in cash by wire of immediately available funds to an account designated in writing by LIFD.

(e)When is Payment Due. Any cash indemnification payment to be made pursuant to this Article VII shall be effected by wire transfer of immediately available funds to the applicable account designated by LIFD or the Company Owners, as applicable. All such indemnification obligations shall be made within five (5) Business Days after the indemnified Expenses have been determined by (1) a final, non-appealable order or judgment of a court of competent jurisdiction or (2) a written, executed agreement between LIFD and the Company Owners.

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

Section 8.1Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of LIFD and the Company Owners.

Section 8.2Termination by Either LIFD or the Company. This Agreement may be terminated by either LIFD or the Company Owners at any time prior to the Effective Time:

(a)if the Merger shall not have been consummated on or prior to 5:00 p.m., Central Time, on the End Date;

(b)if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the LIFD Stock Issuances, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)if any of the conditions set forth in Section 6.1 has not been satisfied or waived on or prior to the Closing Date.

Section 8.3Termination by LIFD. This Agreement may be terminated by LIFD at any time prior to the Effective Time if any of the conditions set forth in Section 6.2 has not been satisfied or waived on or prior to the Closing Date.

Section 8.4Termination by the Company Owners. This Agreement may be terminated by the Company Owners at any time prior to the Effective Time if any of the conditions set forth in Section 6.3 has not been satisfied or waived on or prior to the Closing Date.

Section 8.5Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other party, except as otherwise provided herein. If this Agreement is terminated pursuant to this Article VIII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 8.5, Section 8.6, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.6Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, by written agreement signed by each of the parties hereto.

Section 8.7Extension; Waiver. At any time prior to the Effective Time, LIFD, on the one hand, or the Company Owners, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1Definitions. For purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Chicago, Illinois are authorized or required by Law or other governmental action to close.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or articles of organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. Seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to LIFD concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any change in law or regulation, event, occurrence, fact, condition, or other change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the Business, results of operations, condition (financial or otherwise), or assets of the Company or of Oculus CRS, LLC; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

“Company Owner” has the meaning set forth in the Preamble.

“Company Owner Fundamental Representations and Warranties” means those representations and warranties of the Company Owners set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6, and Section 3.7.

“Consent” has the meaning set forth in Section 3.3(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Earnout Consideration” has the meaning set forth in Section 2.3(b).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” means April 30, 2023.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estoppel Letters” has the meaning set forth in Section 5.9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, or in connection with any litigation with respect thereto, or in connection with regulatory approvals, and all other matters related to the Merger, the LIFD Stock Issuances, and the other transactions contemplated by this Agreement including the Asset Purchase Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“Fundamental Representations and Warranties” means the LIFD Fundamental Representations and Warranties and the Company Owner Fundamental Representations and Warranties.

“GJ” has the meaning set forth in Section 5.8.

“Governmental Entity” has the meaning set forth in Section 3.3(c).

“IL Articles of Merger” has the meaning set forth in Section 1.3.

“IL BCA” has the meaning set forth in the Recitals.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Interest Ratio” means a fraction, the numerator of which is one, and the denominator of which is the number of shares of Company Common Stock outstanding immediately prior to the Closing, as set forth in Section 3.2 of the Company Disclosure Letter.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of any of the Company Owners; and (b) with respect to LIFD and its Subsidiaries, the actual knowledge of any of GJ, NW or WJ; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity, other than any US federal or state laws, ordinance, constitution, regulation, statute, treaty, rules or codes to the extent the federal or state laws, ordinance, constitution, regulation, statute, treaty, rules or codes would be violated, or protections under the federal or state laws, ordinance, constitution, regulation, statute, treaty, rules or codes would be unavailable to a party as a result of engaging in the growing, extraction, testing, manufacturing, sale, distribution or transport of marijuana products, hemp products, hemp-derived products, other cannabis industry products, or psychoactive or psychedelic products as currently engaged in by the Company, Oculus CRS, LLC, LIFD or Lifted.

“Legal Action” means any legal, administrative, arbitral, mediation, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“LIFD” has the meaning set forth in the Preamble.

“LIFD Board” has the meaning set forth in the Recitals.

“LIFD Common Stock” has the meaning set forth in the Recitals.

“LIFD Fundamental Representations and Warranties” means those representations and warranties of LIFD set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.8, and Section 4.9.

“LIFD Material Adverse Effect” means any change in law or regulation, event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of LIFD and its Subsidiaries, taken as a whole; or (b) the ability of LIFD to consummate the transactions contemplated hereby on a timely basis.

“LIFD Preferred Stock” means LIFD’s Series A Preferred Stock, par value $0.001 per share and LIFD’s Series B Preferred Stock, par value $0.001 per share.

“LIFD SEC Documents” has the meaning set forth in Section 4.4(a).

“LIFD Securities” has the meaning set forth in Section 4.2(a)(i).

“LIFD Stock Issuances” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Stock Consideration payable pursuant to Section 2.2 and the Earnout Consideration payable pursuant to Section 2.3.

“NW” has the meaning set forth in Section 2.3(a).

“OTC” means the Over-The-Counter Bulletin Board.

“Order” has the meaning set forth in Section 3.5.

“Outside Cannabis Industry Business Interests” has the meaning set forth in Section 3.11.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“SEC” has the meaning set forth in Section 4.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Consideration” means One Hundred (100) shares of newly issued, unregistered LIFD Common Stock.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Taxes” means all federal, state, county, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, tobacco, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“WJ” has the meaning set forth in Section 2.3(a).

“Written Estimate” has the meaning set forth in Section 2.3(a).

Section 9.2Interpretation; Construction.

(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (1) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (2) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to “$” or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.3Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Illinois.

Section 9.4Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State courts located in Cook County, Illinois. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.4; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.5Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5

Section 9.6Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.6):

If to LIFD or Lifted, to:	LFTD Partners Inc. 14155 Pine Island Drive
Jacksonville, FL 32224
Attention: Gerard M. Jacobs
Email to all of: gerardmjacobs@lftdpartners.com, ceo@urb.shop, and jakejacobs@lftdpartners.com
If to Company or any Company Owner, to:	Chase Sanchez
611 Apache Ave. Aztec, NM 87410 Email: chasesanchez09@gmail.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.7Entire Agreement. This Agreement and the Company Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement shall control.

Section 9.8No Third-Party Beneficiaries. Except for the irrevocable proxy granted by the Company Owners to GJ, NW and WJ in Section 5.8, which irrevocable proxy shall be legally binding upon the Company Owners for the benefit of GJ, NW and WJ acting jointly and unanimously: (a) this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors; and (b) nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.10Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither LIFD on the one hand, nor the Company or the Company Owners, on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.11Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 9.12Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Section 9.13Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LFTD PARTNERS INC.

By:	/s/ William C. Jacobs
Name:	William C. Jacobs
Title:	President

LIFTED LIQUIDS, INC. d/b/a LIFTED MADE

By:	/s/ William C. Jacobs
Name:	William C. Jacobs
Title:	President

OCULUS CHS MANAGEMENT CORP.

By:	/s/ Chase Sanchez
Name:	Chase Sanchez
Title:	President

COMPANY OWNERS:

/s/ Chase Sanchez
CHASE SANCHEZ

/s/ Hagan Sanchez
HAGAN SANCHEZ